Exhibit 2.1

AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 27, 2010, among UNILEVER N.V., a Netherlands corporation (“NV”), solely with respect to Section 5.10 thereof, UNILEVER PLC, a company incorporated under the laws of and registered in England (“PLC”), solely with respect to Section 5.10 thereof, CONOPCO, INC., a New York corporation (“Parent”), ACE MERGER, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”) and ALBERTO-CULVER COMPANY, a Delaware corporation (the “Company”), dated as of November 29, 2010, among NV, solely as a party to Section 5.10 of the Merger Agreement, PLC, solely as a party to Section 5.10 of the Merger Agreement, Parent, Sub and the Company.

WHEREAS Parent, Sub and the Company desire to amend the Merger Agreement in the manner set forth below;

WHEREAS the Merger Agreement may be amended, in accordance with Section 7.03 thereof, by an instrument in writing signed on behalf of each of the parties to the Merger Agreement; and

WHEREAS the Board of Directors of the Company has approved this Amendment in accordance with Section 7.05 of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:

SECTION 1. Amendment to Section 4.02(b)(iii) of the Merger Agreement. Section 4.02(b)(iii) of the Merger Agreement is hereby amended by (i) inserting the text “and” immediately after the text “could not then be satisfied,” at the end of subclause (A) thereof and (ii) deleting in its entirety each of subclauses (C), (D) and (E) thereof.

SECTION 2. Amendment to Section 5.06(b) of the Merger Agreement. Section 5.06(b) of the Merger Agreement is hereby amended by deleting the text “$125,000,000” therein and replacing it with the text “$100,000,000”.

SECTION 3. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the Merger Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Merger Agreement specifically referred to herein. After the date of this Amendment, any reference to the Merger Agreement shall mean the Merger Agreement as modified hereby.

SECTION 4. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 5. Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or PDF), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

CONOPCO, INC.,

By:	/s/ Paul McMahon
Name: Paul McMahon Title: Vice President

ACE MERGER, INC.,

By:	/s/ Paul McMahon
Name: Paul McMahon Title: Vice President

ALBERTO-CULVER COMPANY,

By:	/s/ Carol L. Bernick
Name: Carol L. Bernick Title: Executive Chairman of the Board of Directors

By:	/s/ V. James Marino
Name: V. James Marino Title: President and Chief Executive Officer

UNILEVER N.V. (solely as a party to Section 5.10 of the Merger Agreement),

By:	/s/ Paul McMahon
Name: Paul McMahon Title: Authorized Signatory

UNILEVER PLC (solely as a party to Section 5.10 of the Merger Agreement),

By:	/s/ Paul McMahon
Name: Paul McMahon Title: Authorized Signatory

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